EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE


                                                  Three Months Ended March 31,
                                                 -------------------------------
                                                     2001             2000
                                                 -------------------------------

Net (loss) per share - basic and diluted:
   Numerator, net (loss) .....................   $ (1,999,139)   $     (573,408)
                                                 ==============================

   Denominator, weighted average shares
      Outstanding ............................     18,788,813        13,543,958
                                                 ==============================

Net (loss) per share - basic and diluted:
   Net (loss) per share ......................   $      (0.11)   $        (0.04)
                                                 ==============================